Exhibit 99.1

Repligen Corporation
41 Seyon Street
Building #1, Suite 100
Waltham, Massachusetts 02453
Telephone: (781) 250-0111
Telefax: (781) 250-0115

Repligen Reports Full Year and Fourth Quarter 2013 Financial Results

- 2013 Product Revenue Growth of 13.5% -

- Year-over-Year Net Income Up 13.7% to $16.1 Million -

- Earnings Conference Call and Webcast Today at 9:00 a.m. EST -

WALTHAM, MA – March 6, 2014 – Repligen Corporation (NASDAQ:RGEN) today reported financial results for the full year and fourth quarter ended December 31, 2013. Below are the Company’s financial and business highlights for these periods, followed by financial guidance for the year 2014 and access information for today’s webcast and conference call.

2013 Financial Highlights

•	Bioprocessing product revenue for the full year 2013 was $47.5 million, an increase of approximately 13.5% over 2012.

•	Total revenue for the full year 2013 was $68.2 million, an increase of approximately 9.5% over 2012.

•	Bioprocessing product gross profit margin was 52.7% for the year 2013, compared to 40.3% for 2012.

•	Net income increased to $16.1 million for the year 2013 compared to $14.2 million for 2012; earnings per diluted share were $0.50 for the year 2013 compared to $0.45 for 2012.

•	Cash and investments as of December 31, 2013 totaled $73.8 million compared to $50.0 million as of December 31, 2012.

Operating expenses for the twelve-month period ended December 31, 2013 were $45.3 million compared to $51.2 million for the year 2012, a decrease of $5.9 million or 11.5%. This decrease was driven by a 9.9% reduction in cost of product revenue to $22.5 million and a 30.0% decrease in research and development (R&D) expense to $7.3 million. The decrease in cost of product revenue was generally the result of improved capacity utilization and process yields. The decrease in R&D expense was primarily the result of lower spending on clinical development programs since the Company’s strategic realignment to focus on building its bioprocessing business. For the year 2013, sales, general and administrative (SG&A) expense decreased by $526,000 or 4.0%.

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Repligen Reports Full Year and Fourth Quarter 2013 Financial Results

March 6, 2014

Walter Herlihy, Ph.D., President and CEO of Repligen said, “2013 was an exceptional year for Repligen, during which we met or exceeded our financial goals while building value for our key customers and shareholders. Our financial performance was highlighted by strong top-line results, and substantial margin expansion. Strategically, Repligen is now established as a pure play bioprocessing company following our decision in 2012 to divest our therapeutic development programs.”

Fourth Quarter 2013 Financial Highlights

Bioprocessing product revenue for the fourth quarter of 2013 was $10.4 million compared to $9.7 million for the same period in 2012, an increase of 6.6%. Total revenue for the fourth quarter of 2013 was $15.4 million compared to $18.8 million for the same period in 2012, a decrease of 18.2%. This decrease was primarily the result of a $5.0 million upfront payment from Pfizer, Inc. (“Pfizer”) recognized during the 2012 period under the terms of an outlicensing agreement for the Company’s spinal muscular atrophy (SMA) clinical development program. Operating expenses for the fourth quarter of 2013 were $10.2 million compared to $12.4 million for the same period in 2012, a decrease of $2.2 million or 17.8%. Approximately $1.3 million of this decrease was the result of reduced cost of product revenue, which declined 21.8%. This reduction resulted in product gross margin of 55.3% compared to 39.0% for the same period in 2012. For the fourth quarter of 2013 compared to the same period in 2012, R&D expense decreased by $921,000 or 39.3%, and SG&A expense increased by $113,000 or 3.5%. Net income for the fourth quarter of 2013 was $3.3 million, a decrease from $9.6 million for the same period in 2012. During the 2013 quarter, we recorded an $800,000 provision based on an ongoing tax audit to determine whether certain historical R&D tax credits will prevail. During the fourth quarter of 2012, we recognized a $3.0 million tax benefit from our U.S. net operating losses (NOLs). Earnings per diluted share for the fourth quarter of 2013 were $0.10 compared to $0.30 for the same period in 2012.

Recent Business Updates

•	In November 2013, we announced the election to our Board of Directors of John G. Cox, Executive Vice President of Pharmaceutical Operations & Technology for Biogen Idec Inc. Mr. Cox has over 20 years of biopharmaceutical manufacturing experience and has supported the commercial launches of a number of major biologic drugs. He has a track record of implementing process changes to maximize manufacturing flexibility and throughput; this includes playing a leading role in creating the vision for Biogen Idec’s “Future Factory,” which aims to utilize disposable technology platforms.

•	In January 2014, we completed an asset purchase agreement with BioMarin Pharmaceutical Inc. (“BioMarin”) for the sale of our histone deacetylase inhibitor (HDACi) portfolio, including RG2833 for which Repligen completed Phase 1 clinical trial work in patients with Friedreich’s ataxia. The HDACi portfolio includes multiple orally bioavailable small molecule compounds as well as enabling technologies. Under the terms of the agreement, Repligen received an upfront payment of $2 million from BioMarin and has the potential to receive up to $160 million in future milestone payments for the development, regulatory approval and commercial sale of portfolio compounds. In addition, Repligen is eligible to receive royalties on sales of qualified products developed.

•	We completed the development of OPUS® 45 cm diameter columns in 2013 and are planning for their commercial launch in March 2014. This line extension more than doubles the purification capability of our next largest OPUS® column and is the largest capacity pre-packed column on the market. We developed this product in response to the larger-scale downstream purification needs of our customers as a result of higher upstream fermentation volume, and in anticipation of future needs as biomanufacturing platforms continue to evolve toward smaller footprints with more ready-to-use components.

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Repligen Reports Full Year and Fourth Quarter 2013 Financial Results

March 6, 2014

Financial Guidance for 2014

The following guidance for the year 2014 is based on expectations for our existing business and does not include the impact on our revenue and expenses of potential milestone payments from Pfizer or BioMarin, potential bioprocessing acquisitions or fluctuations in foreign currency exchange rates.

•	Total revenue for 2014 is expected to be $54-$57 million, including the $2 million upfront payment from BioMarin to be recognized during the first quarter of the year. Our revenue projections no longer include the receipt of royalties from Bristol-Myers Squibb on its U.S. sales of Orencia® due to the expiration of this obligation on December 31, 2013.

•	Total product revenue for 2014 is expected to be $52-$55 million, reflecting 10%-15% growth.

•	Product gross margin for the full year 2014 is expected to be approximately 53%.

•	Total income from operations for the full year 2014 is expected to be $10-$12 million.

•	Our effective tax rate and cash taxes for 2014 are expected to be 24%-28% of pre-tax income.

•	Our total net income projection for 2014 is $7-$9 million.

•	We expect to end the year 2014 with $84-$87 million in cash and investments.

Conference Call

Repligen will host a conference call and webcast today, March 6, at 9:00 a.m. EST, to discuss full year and fourth quarter 2013 financial results and corporate developments. The live call can be accessed by dialing (866) 318-8620 for domestic callers or (617) 399-5139 for international callers. Dial-in participants must provide the passcode 47036442. Alternatively, an audio webcast will be accessible via the Investor section of Repligen’s website www.repligen.com. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Replay listeners must provide the passcode 50353989.

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Repligen Reports Full Year and Fourth Quarter 2013 Financial Results

March 6, 2014

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a life sciences company focused on the development, production and commercialization of high-value consumable products used in the process of manufacturing biological drugs. Our bioprocessing products are sold to major life sciences and biopharmaceutical companies worldwide. We are the leading manufacturer of Protein A affinity ligands, a critical component of Protein A media that is used to separate and purify monoclonal antibody therapeutics. Our growth factor products are used to increase cell growth and product yield during the fermentation stage of biologic drug manufacturing. In addition, we developed and market an innovative line of “plug-and-play” chromatography columns named OPUS® (Open Platform User Specified) that we deliver pre-packed to our biopharmaceutical customers with their choice of purification media. Repligen’s corporate headquarters are in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA and Lund, Sweden.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements or guidance regarding future financial performance and position, including cash and investment position, our strategic decision to focus on the growth of our bioprocessing business, the future demand for our bioprocessing, growth factor and chromatography products, our expected launch of large-scale pre-packed chromatography columns and suitability for larger-scale manufacturing, plans and objectives for future operations, optimization of manufacturing process and assurance of GMP compliance resulting from facility expansion, our receipt of any future payments under the terms of our agreement with Pfizer and our agreement with BioMarin, plans and objectives for product development and acquisitions, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; the impact of the expiration on December 31, 2013 of Bristol-Meyers Squibb royalty payments from U.S. sales of Orencia®, the success of current and future collaborative or supply relationships, including our agreement with Pfizer and our agreement with BioMarin; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our ability to successfully integrate Repligen Sweden AB, including achieving manufacturing efficiencies at Repligen Sweden AB; our ability to optimize manufacturing process; our compliance with all Food and Drug Administration and EMEA regulations; our ability to obtain, maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales capabilities; our volatile stock price; and other risks detailed in Repligen’s Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

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Repligen Reports Full Year and Fourth Quarter 2013 Financial Results

March 6, 2014

Contact:

Sondra S. Newman

Director Investor Relations

Repligen Corporation

(781) 419-1881

snewman@repligen.com

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Repligen Reports Full Year and Fourth Quarter 2013 Financial Results

March 6, 2014

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012
Revenue:
Product revenue	$10,350,288	$9,709,113	$47,482,382	$41,834,188
Royalty and other revenue	5,032,322	9,104,848	20,687,241	20,432,348

Total revenue	15,382,610	18,813,961	68,169,623	62,266,536

Operating expenses:
Cost of product revenue	4,626,873	5,920,481	22,481,122	24,957,243
Cost of royalty revenue	738,807	619,577	2,682,177	2,213,004
Research and development	1,421,433	2,342,647	7,340,698	10,489,811
Selling, general and administrative	3,367,108	3,253,719	12,701,195	13,226,732
Contingent consideration - fair value adjustments	44,670	266,945	91,191	610,877
Gain on bargain purchase	—	—	—	(314,244)

Total operating expenses	10,198,891	12,403,369	45,296,383	51,183,423

Income from operations	5,183,719	6,410,592	22,873,240	11,083,113
Investment income	97,908	61,858	301,078	218,604
Interest (expense) income	(12,212)	(14,178)	(49,849)	(56,714)
Other (expense) income	(54,144)	(40,742)	(110,648)	26,403

Income before income taxes	5,215,271	6,417,530	23,013,821	11,271,406
Income tax provision (benefit)	1,887,813	(3,135,584)	6,920,666	(2,884,631)

Net income	$3,327,458	$9,553,114	$16,093,155	$14,156,037

Earnings per share:
Basic	$0.10	$0.31	$0.51	$0.46

Diluted	$0.10	$0.30	$0.50	$0.45

Weighted average shares outstanding:
Basic	31,916,132	31,132,075	31,667,015	30,914,424

Diluted	32,708,107	31,600,260	32,406,641	31,253,434

Comprehensive income	$3,150,799	$9,885,680	$16,179,515	$15,954,380

	December 31, 2013	December 31, 2012
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$73,841,805	$49,969,871
Working capital	75,049,428	55,457,223
Total assets	118,644,904	97,010,163
Long-term obligations	3,457,631	2,133,339
Accumulated deficit	(89,057,422)	(105,150,577)
Stockholders’ equity	103,886,102	84,124,596

*	does not include restricted cash

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